REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ADC Telecommunications, Inc.:

We have audited in accordance with generally accepted auditing standards, the financial statements of ADC Telecommunications, Inc. and Subsidiaries included in this Form 10-K and have issued our report thereon dated November 24, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
November 24, 1999

Schedule II—Valuation and Qualifying Accounts

Description (In thousands)	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Year 1999
Reserves related to business restructuring, including force and facility consolidation	—	$39,000	$30,000	$9,000
Year 1998
Reserves related to business restructuring, including force and facility consolidation	—	—	—	—
Year 1997
Reserves related to business restructuring, including force and facility consolidation	—	—	—	—